Exhibit 10.13

AMENDMENT TO

PILLOWTEX CORPORATION

2002 EQUITY INCENTIVE PLAN

Pillowtex Corporation, a Delaware corporation (the “Company”), pursuant to authorization of its Board of Directors, adopts the following amendment to the Pillowtex Corporation 2002 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company adopted the Plan effective as of May 24, 2002, and reserved 1.4 million shares of its common stock for issuance under the Plan; and

WHEREAS, the Company wishes to increase the number of shares of common stock reserved for issuance under the Plan to 2.9 million shares, which increased number includes shares of common stock covered by awards granted under the Plan from and after May 24, 2002.

NOW, THEREFORE, the Plan is amended as follows:

1. The first sentence of Section 3 of the Plan (“Shares Available Under Plan”) is amended in its entirety to read as follows:

Subject to adjustment as provided in Section 12, the shares of Common Stock which may be issued or transferred and covered by outstanding Awards granted under the Plan will not exceed in the aggregate 2.9 million shares.

2. The foregoing amendment will be effective with respect to awards granted under the Plan from and after October 11, 2002.

PILLOWTEX CORPORATION

By:	/S/ JOHN F. STERLING
Name: John F. Sterling Title: Vice President and General Counsel